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                                                                    EXHIBIT 99.1

Instrumentation Laboratory Contact:                    Optical Sensors Contact:
Jose Luis Martin, CFO                                  Douglas Ewing
011-34--3-401-0108                                     Swenson Falker Associates
E. Hunterson Henrie, Corporate Finance                 612-371-0000
781-861-0710

                 INSTRUMENTATION LABORATORY AND OPTICAL SENSORS
                              ANNOUNCE PARTNERSHIP

      - FURTHER STRENGTHENS IL'S POSITION IN THE HOSPITAL POINT-OF-CARE
                               TESTING MARKET -

Milan, Italy, Lexington, Massachusetts, and Minneapolis, January 7, 1998 - Instrumentation Laboratory' S.p.A. (IL) (Nasdaq: ILABY) and Optical Sensors, Inc. (Nasdaq: OPSI) today announced the formation of a seven year partnership to distribute the OEM(R) SensiCath(R) and GEM(R) OpticalCAM(TM), new members of the IL GEM(R) family of hospital point-of-care diagnostic products and an addition to IL's established line of critical care testing products. The partnership is reflective of IL's aggressive growth strategy aimed at market expansion through reinforcement of traditional core critical care and hemostasis product lines and simultaneous creation and expansion of opportunities into the high growth hospital POC sector. Independent sources have estimated that the non-glucose meter hospital POC market reached revenues of $300 million in 1996 and is expected to reach $800 million by 2001.

The initial launch of the patient-attached, on-demand arterial blood gas (ABG) monitoring system is expected to occur within the first quarter of 1998, extending IL's position in the critical care market and strengthening its position in the hospital POC marketplace. The addition of the GEM(R) SensiCath(R) and GEM(R) OpticalCAM(TM) to IL's expanding portfolio of hospital POC products will enable IL to serve a wider range of hospital POC testing requests.

The system will be manufactured by Optical Sensors and will measure pH, pCO2 and pO2 as well as calculate HCO3, BE and SAO2. IL has exclusive worldwide distribution rights to SensiCath(R) Sensors and non-exclusive worldwide distribution rights to the OpticalCAM(TM) ABG instrument. IL must meet certain revenue minimums to retain exclusive rights. The agreement does not affect Optical Sensors current relationships with manufacturers of monitoring equipment. Hewlett-Packard, Marquette, and SpaceLabs will continue to be able to quote and sell hardware for SensiCath(R) ABG monitoring.

The system will be marketed under a joint IL and Optical Sensors label and sold as part of IL's growing POC product portfolio. Optical Sensors will continue to enhance the development of optical technology and IL will have access to product improvements, including menu expansion.

John Sperzel, Vice President of IL's Critical Care Business Unit, commented, "The shared vision between Optical Sensors and IL was a key fact or in our decision to form this long-term partnership. Both companies believe in the value of POC testing, and in particular, believe in the
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value of patient-attached ABG monitoring.  By working together, we will be able to address an extended range of critical care and hospital POC needs. The integration of the GEM(R) SensiCath(R) and GEM(R) OpticalCAM(TM) into ILs laboratory-based critical care product line also serves to reinforce IL's commitment. to its overall critical care business."

He added, "this partnership exemplifies our commitment to our dual vector growth strategy which strengthens ILs traditional blood gas and hemostasis business segments and provides opportunities to expand our presence in the rapidly growing hospital POC market. This partnership with Optical Sensors and our recently announced agreement with International Technidyne Corporation for the GEM(R) PCL POC coagulation system, have resulted from this approach. We will continue to pursue this strategy in an effort to promote IL's market expansion."

Sam Humphries, President. and CEO of Optical Sensors, remarked, "This important and strategic partnership is a definitive validation of our efforts to develop the SensiCath(R) technology. Our platform for patient-attached blood gas monitoring is unique, adaptable to varied interfaces and key to the broader application of fiber-optics for both patient monitoring and point-of-care analysis. We are tremendously pleased to enter into this partnership with one of the world's premier developers and distributors of diagnostic instrumentation, and look forward to a very rewarding future with IL.'

IL has pursued an aggressive investment policy aimed at market expansion through reinforcement of traditional core product lines and simultaneous creation and expansion of opportunities into high growth sectors. In the past year, the Company has continued to fulfill the goals of its growth strategy through many substantial achievements:

     - Acquisition and integration of the Mallinckrodt Sensor Systems GEM(R) critical care POC platform into IL's more traditional critical care business, broadening IL's critical care platform and providing entry into the hospital POC marketplace;

     - Establishment of a dedicated hospital POC marketing and sales organization o support existing and future hospital POC products;

     - Extension of the traditional laboratory-based critical care systems with the introduction of the fully integrated IL Synthesis(TM) family of critical care analyzers;

     - Introduction f a new information management technology, the Impact(TM) for Critical Care Information System including the productivity focused Manager's Workstation Module for remote supervision of critical care analyzers throughout a hospital's centralized and POC sites.

     - Formation f a ten year partnership with International Technidyne Corporation to co-develop and distribute the GEM(R) PCL POC coagulation system.

Optical Sensors, a development stage company, has developed the SensiCath(R) technology, a patient-attached, on-demand arterial blood gas (ABG) monitoring system, which provides precise, accurate and economical ABG results within 60 seconds without exposure to potentially infectious blood or depleting the patient's blood supply. Optical Sensors' OpticalCAM(TM) ABG

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monitoring instrumentation, in conjunction with the SensiCath(R) Sensor, provides a fully integrated system for measuring and monitoring arterial blood gas. The OpticalCAM(TM) operates either as a stand-alone system or can interface with other manufacturers' bedside monitoring equipment.

Instrumentation Laboratory is a worldwide developer, manufacturer and distributor of in vitro diagnostic instruments and related reagents, controls, other consumables and services for use primarily in hospitals and independent clinical laboratories. the Company's product liens include critical care systems, hemostasis systems and clinical chemistry systems.

Note: Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding the Company's results and trends in the business. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. We refer you to the factors set forth under the "Cautionary Statements and Risk Factors" in the Company's Form 20-F.

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